 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 18, 2019 (April 12, 2019)

ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2019, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) entered into a real estate Purchase and Sale Agreement (the “Agreement”) with a Colorado limited liability company (the “Purchaser”). Pursuant to the terms of the Agreement, at closing the Company will sell its Thornton, Colorado manufacturing facility (the “Building”) to the Purchaser for a sales price of $13M. The closing of the sale of the Building is subject to customary diligence by the Purchaser and satisfaction of other conditions precedent to closing. The sale of the Building is expected to close in the early part of the 2019 third quarter.

Following closing, the Company will have up to 120 days of post-closing rent-free occupancy right to allow a smooth transition out of the Building, subject to withholding of $750K from the sales proceeds which shall be released when the Company completely vacates the Building. During this post closing occupancy period, Purchaser shall also pay for all operating costs including taxes, insurance, CAM, utilities, etc. to the extent those costs would not materially change with Seller’s co-occupancy.

Upon closing, the Company would recognize a one-time gain of approximately $8.7 million. The Company plans to use the sale proceeds, net of brokers’ commissions and other transaction expenses, to pay off (i) the existing mortgage loan on the Building ($5.7 million), (ii) approximately $3.3 million of debt secured by a second lien on the Building, (iii) a portion of the approximately $5.5 million of debt secured by a third lien on the Building.

The foregoing description of the Agreement is a summary and is qualified in its entirety by reference to the document attached hereto as Exhibit 10.1, which document is incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	10.1	Purchase and Sale Agreement Dated April 12, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

April 18, 2019	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer